UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

DRIL-QUIP, INC.

(Exact name of registrant as specified in its charter)

Delaware	74-2162088
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6401 N. Eldridge Parkway Houston, Texas	77041
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Preferred Stock	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

EXPLANATORY NOTE

This Amendment No. 1 to Registration Statement on Form 8-A/A is filed by Dril-Quip, Inc. (the “Company”) to update Item 1 of the Registration Statement on Form 8-A filed by the Company on November 25, 2008 to reflect the expiration of the rights to purchase Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Rights”), registered on such Form 8-A. The Registration Statement on Form 8-A filed by the Company on November 25, 2008 is incorporated herein by reference.

Item 1.	Description of Registrant’s Securities to be Registered.

On February 27, 2018, the Company announced that it executed an amendment (the “Amendment”), dated as of February 26, 2018, to the Rights Agreement (the “Rights Agreement”), dated as of November 24, 2008, by and between the Company and Computershare Inc., as successor-in-interest to Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC), as rights agent. The Amendment accelerates the expiration of the Rights from 5:00 p.m., New York City time, on November 24, 2018 to 5:00 p.m., New York City time, on February 26, 2018, and has the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock, par value $0.01 per share, pursuant to the Rights Agreement will expire.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 4.2 and incorporated herein by reference.

Item 2.	Exhibits.

Exhibit 4.1	Rights Agreement dated as of November 24, 2008 by and between Dril-Quip, Inc. and Mellon Investor Services LLC, as rights agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 25, 2008).

Exhibit 4.2	Amendment No. 1 to Rights Agreement dated as of February 26, 2018 by and between Dril-Quip, Inc. and Computershare Inc., as successor-in-interest to Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC), as rights agent (incorporated herein by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DRIL-QUIP, INC.

/s/ James C. Webster
James C. Webster
Vice President — General Counsel and Secretary

Dated: February 27, 2018